Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-63034, 333-91095, 333-85298, 333-107825 and 333-113201) pertaining to the 2003 Stock Incentive Plan, 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan and on Form S-3 (File Nos. 333-113812 and 333-117625) of our reports dated February 1, 2005, relating to the 2004 consolidated financial statements and schedule of Rainmaker Systems, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ BDO SEIDMAN, LLP

San Francisco, California
March 14, 2005